Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-110326, 333-160102, 333-176103, 333-190597, 333-219190, 333-232254, 333-239304, 333-258529, 333-258530, 333-260821, and 333-266550) of our reports dated March 16, 2023, relating to the financial statements of Anika Therapeutics, Inc. (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Anika Therapeutics, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 16, 2023